Exhibit 99.1
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July 12, 2006
IMMEDIATE RELEASE
Contact:  Melvin E. Meekins, Jr.
(410) 268-4554

                Severn Bancorp, Inc. Announces 17.1% Increase in Second Quarter Earnings

            Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced record earnings for the second quarter ended June 30, 2006.  Net income for the second quarter increased approximately 17.1% to $4.1 million (unaudited), or $.44 per share, compared to $3.5 million (unaudited), or $.39 per share for the second quarter of 2005.  Net income increased approximately 20.9% to $8.1 million, or $.88 per share for the six months ended June 30, 2006, compared to $6.7 million, or $.73 per share for the six months ended June 30, 2005. Per share amounts are reflective of a 10% stock dividend declared February 21, 2006 effective for shares outstanding March 28, 2006.
With approximately $900 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.   Severn’s website is www.severnbank.com.
            For additional information or questions, please contact Melvin E. Meekins, Jr. or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.
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